EXHIBIT 2

FORM OF PARENT

IRREVOCABLE PROXY

AND

VOTING AGREEMENT

THIS IRREVOCABLE PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of June 1, 2003, is entered into by and between J.D. Edwards & Company, a Delaware corporation (the “Company”), on the one hand, and              (“Stockholder”) on the other hand, and, with respect to Section 7(j) only, PeopleSoft, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, concurrently herewith, Parent, Jersey Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition”), and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), pursuant to which Acquisition will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Stockholder is the beneficial owner (as defined below) of              (        ) shares of common stock, $0.01 par value per share, of Parent (such shares, together with all other shares of capital stock or other voting securities of Parent with respect to which the Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of Parent, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of Parent received pursuant to any change in the capital stock of Parent by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the “Stockholder Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Company has requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

2. Voting Agreement. Stockholder hereby agrees with the Company that, at any meeting of Parent’s stockholders, however called, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote, or cause to be voted (or in connection with any written consent of Parent’s stockholders, act, or cause to be acted, by written consent) with respect to all Stockholder Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any proposal that is intended, or is reasonably likely to result in the conditions of the Company’s obligations under the Merger Agreement not being fulfilled; and (iii) against the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of Parent; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, Stockholder may vote for a replacement director nominated by Parent’s Board of Directors for such individual(s).

3. Irrevocable Proxy.

(a) Stockholder hereby constitutes and appoints the Company, which shall act by and through Robert Dutkowsky and Richard Allen (each, a “Proxy Holder”), or either of them, with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of Parent’s stockholders called for purposes of considering whether to approve the Merger Agreement and transactions contemplated thereby or any other transaction described in Section 2 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by Stockholder of record as of the relevant record date in favor of the approval of the Merger Agreement and transactions contemplated thereby and against any other action described in Section 2(iii) hereof.

(b) The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by Stockholder which conflicts with the proxy granted herein. Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the death or incapacity of Stockholder.

(c) If Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares at any meeting of Parent’s stockholders and in any action by written consent of Parent’s stockholders in accordance with this Section 3. The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by Stockholder with respect to the matters set forth in Section 3(a) hereof.

4. Director and Officer Matters Excluded. The Company acknowledges and agrees that no provision of this Agreement shall limit or otherwise restrict Stockholder with respect to any act or omission that Stockholder may undertake or authorize in Stockholder’s capacity as a director or officer of Parent, including, without limitation, any vote that Stockholder may make as a director or officer of Parent with respect to any matter presented to the Parent Board.

5. Other Covenants, Representations and Warranties. Stockholder hereby represents and warrants to, and covenants with, the Company as follows:

(a) Title to Stockholder Shares. Stockholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, “beneficial owner”) of all the Stockholder Shares. Except as set forth in Annex 1, attached hereto, Stockholder has sole voting power and the sole power of disposition with respect to all of the Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of the Stockholder Shares acquired by such Stockholder after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights. Stockholder is the sole record holder (as reflected in the records maintained by Parent’s transfer agent) of the Stockholder Shares outstanding on the date hereof.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c) Restriction on Transfer, Proxies and Non-Interference; Stop Transfer. Except as expressly contemplated by this Agreement, during the term of this Agreement, Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflicts with Section 3(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement. Stockholder further agrees with and covenants to the Company that Stockholder shall not request that Parent register the transfer of any certificate or uncertificated interest representing any of the Stockholder Shares, unless such transfer is made in compliance with this Agreement. Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate “stop transfer” instructions to its transfer agent.

(d) No Consents. To his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e) Notification of the Company. Stockholder hereby agrees, while this Agreement is in effect, to notify the Company promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of Parent acquired by such Stockholder, if any, after the date hereof.

(f) Reliance by the Company. Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

(g) Sophistication. Stockholder acknowledges being an informed and sophisticated investor and, together with Stockholder’s advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

(h) Permitted Transfers. Notwithstanding Section 5(c), Stockholder shall have the right to (A) transfer Stockholder Shares to (1) any Family Member; (2) the trustee or trustees of a trust for the benefit of Stockholder and/or one or more Family Members; (3) one or more charitable foundations or charitable organizations or any trustee or trustees of a trust for the benefit thereof; (4) a partnership of which Stockholder and/or Family Members owns a majority of the partnership interests; (5) a limited liability company of which Stockholder and/or any Family Members owns a majority of the membership interests; (6) the executor, administrator or personal representative of the estate of Stockholder; (7) any guardian, trustee or conservator appointed with respect to the assets of Stockholder; or (8) any third party who agrees to be bound by this Agreement; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement, except that a transferee who receives Stockholder Shares pursuant to subsection (h)(3) hereof may sell such shares through a broker or dealer on the Nasdaq Stock Market without regard to the foregoing proviso insofar as it would require such transferee to obtain an agreement from its transferee; and (B) sell up to 5% of the Stockholder Shares owned as of the date hereof on the Nasdaq Stock Market. “Family Member” means the Stockholder’s spouse, father, mother, issue (if living with Stockholder), brother or sister.

6. Termination. The voting agreement and irrevocable proxy granted pursuant to Sections 2 and 3 hereof shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, and (b) the Effective Time.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, and any attempted assignment in violation hereof shall be void.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

if to the Company:	J.D. Edwards & Company
One Technology Way
Denver, CO 80237
Facsimile: (303) 334-4693
Attention: Richard G. Snow, Jr.

with a copy to:	Wilson, Sonsini, Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: (650) 493-6811
Attention: Herbert P. Fockler

and

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, CA 94105
Facsimile: (415) 947-2099

if to Stockholder, to:	such address for Stockholder as set forth on the signature page hereto or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g) Governing Law; Venue; Specific Performance; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7(d) hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

Each party acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the waivers and certifications in this Section 7(g).

(h) Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

(i) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(j) Company Stop Transfer Agreement. Parent hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 5(c) hereof. Parent agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement. Parent further agrees to instruct its transfer agent (the “Transfer Agent”) not to transfer any certificate or uncertificated interest representing any Stockholder Shares, until (i) the Transfer Agent has received the Company’s consent to such a transfer, or (ii) this Agreement has been terminated pursuant to Section 6 hereof.

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IN WITNESS WHEREOF, the Company and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

J.D. EDWARDS & COMPANY

By:
Name: Title:

STOCKHOLDER:

By:
Name: Title: Address:

ACKNOWLEDGED AND AGREED TO

(with respect to Section 7(j)):

PEOPLESOFT, INC.

By:
Name: Title: